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                                   EXHIBIT 23
                                   ----------

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------



      We consent to the incorporation by reference in this Annual Report (Form 10-K) of Toys "R" Us, Inc. and subsidiaries of our report dated March 12, 1997, included in the 1996 Annual Report to Stockholders of Toys "R" Us, Inc. and subsidiaries.

      We also consent to the incorporation by reference in Registration Statements (Form S-4 Number 33-56303 and 33-8863 Form S-3 Numbers 2-87794, 33-23264, 33-34273, 33-42237, 33-51359 and 33-64315; Form S-8 Numbers 2-64887,
2-91834, 33-42627,  333-11861,  333-15511,  333-23441 and 333-20385) of Toys "R"
Us, Inc. and subsidiaries of our report dated March 12, 1997, with respect to the consolidated financial statements incorporated herein by reference.



                                        /s/ Ernst & Young LLP

New York, New York,
April 25, 1997



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